Exhibit 23.10

CONSENT OF JEFFERIES LLC

The Board of Directors

Contango Oil & Gas Company

111 E. 5th Street, Suite 300

Fort Worth, Texas 76102

Members of the Board:

We hereby consent to the inclusion of our opinion letter dated June 7, 2021 to the Board of Directors (in its capacity as such) of Contango Oil & Gas Company, a Texas corporation (“Contango”), included as Annex G, and to the references thereto under the captions “SUMMARY—Opinion of Contango’s Financial Advisor,” “PROPOSAL 1: THE TRANSACTION PROPOSAL—Background of the Transactions,” “PROPOSAL 1: THE TRANSACTION PROPOSAL—Certain Contango Unaudited Prospective Financial and Operating Information,” “PROPOSAL 1: THE TRANSACTION PROPOSAL—Certain Independence Unaudited Prospective Financial and Operating Information,” and “PROPOSAL 1: THE TRANSACTION PROPOSAL—Opinion of Contango’s Financial Advisor” in the proxy statement/prospectus relating to the proposed Transactions (as defined in the proxy statement/prospectus) by and among Contango, Independence Energy LLC, a Delaware limited liability company, IE PubCo Inc., a Delaware corporation (I.E. PubCo), IE C Merger Sub Inc., a Delaware corporation and IE L Merger Sub LLC, a Delaware limited liability company, which proxy statement/prospectus forms a part of this Registration Statement on Form S-4 of IE PubCo (the “Registration Statement”). In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

/s/ Jefferies LLC

JEFFERIES LLC

Houston, Texas

October 8, 2021